EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”), entered into on February 18, 2005 and effective as of February 7, 2005 is by and between James W. Nolan (“Nolan”) and PepsiAmericas, Inc., a Delaware corporation., each of its subsidiaries or affiliates (hereinafter, collectively, the “Company”).

RECITALS

WHEREAS, Nolan has been employed by the Company as Executive Vice President – U.S. Operations, and

WHEREAS, Nolan has submitted his voluntary resignation from the Company to pursue other employment; and

WHEREAS, Nolan is a party to certain stock option agreements with the Company dated February 21, 2002, February 26, 2003 and February 16, 2004 awarding him an aggregate of 84,500 non-qualified stock options pursuant to the Company’s 2000 Stock Incentive Plan, and

WHEREAS, Nolan is a party to certain Restricted Stock Agreements dated February 21, 2002, February 26, 2003 and February 16, 2004 awarding him an aggregate of 42,800 restricted shares pursuant to the Company’s 2000 Stock Incentive Plan; and

WHEREAS, Nolan participated in the Company’s 2004 Annual Incentive Plan; and

WHEREAS, the Company has agreed that Nolan’s employment will be extended to end on March 4, 2005, with his last day working at the Company being February 18, 2005, thereby providing Nolan additional compensation and benefits under the agreements and plans set forth above; and

WHEREAS, the Company has certain claims against Nolan for reimbursement of expenses related to his relocation from Connecticut to Illinois which claims the Company is willing to waive; and

WHEREAS, Nolan and the Company intended to enter into this Agreement to set forth the terms and conditions under which Nolan and the Company agree to end their employment relationship.

NOW THEREFORE, Nolan and the Company, in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

AGREEMENT

1.                             Resignation.  Nolan’s last day of employment with the Company will be March 4, 2005 (“Effective Date”), with his last day working at the Company being February 18, 2005.  Nolan resigns as an officer of the Company and all of its subsidiaries and affiliates, as applicable, as of the February 18, 2005.  Nolan also resigns as a director of the Company’s subsidiaries and affiliates, as applicable, as of February 18, 2005.

2.                             Final Wages.  Nolan shall receive his salary through the February 18, 2005, which salary will be paid in accordance with the Company’s normal payroll procedures.  The Company shall deduct from his salary applicable withholdings, including FICA and Federal and State income tax.  Nolan acknowledges and agrees that Nolan is not entitled to or owed any additional compensation or benefits from the Company, except as specified herein.

3.                             Company Sponsored Benefit Plans.  Commencing on the Effective Date, Nolan may elect to continue to participate in the group health and dental insurance programs, as allowed by law and the terms of those benefit plans.  A COBRA/continuation notice more specifically advising Nolan of his rights will be forwarded to him.  Nolan’s participation and interest, if any, in the Company’s 401(k) Plan and Executive Deferred Compensation Plan shall be governed by the terms of those plans.  PepsiAmericas’ contributions to Nolan’s executive disability insurance, if any, will be cancelled as of the Effective Date.  However, Nolan may continue the executive disability insurance on an individual basis to the extent allowable under the policy.  Nolan’s participation in the Company’s executive financial planning program will end as of the Effective Date.

4.                             2004 Annual Incentive Bonus.  The Company will pay Nolan on the Effective Date his full bonus pursuant to the 2004 Annual Incentive Plan in the amount of $355,459, less applicable withholdings.

5.                             Stock Options.  Nolan’s stock options will vest in accordance with his stock option agreements.  Accordingly, Nolan will receive the options scheduled to vest in February, 2005.  Nolan will have the right to exercise those vested stock options pursuant to the terms of his stock option agreements at any time prior to March 4, 2005.

6.                             Restricted Stock.  Nolan’s restricted stock will vest in accordance with his restricted stock agreements.  Accordingly, the restrictions scheduled to lapse in February, 2005 on certain shares will do so, thereby entitling Nolan to unrestricted ownership of such shares.

7.                             Relocation Expenses.  The Company hereby unconditionally waives and releases any legal rights or claims it has against Nolan for reimbursement any expenses paid to, or on behalf of, Nolan under the Company’s homeowner relocation policy.

8.                             Consideration.  Nolan specifically acknowledges and agrees that his employment through the Effective Date and the resulting benefits set forth in Paragraphs 2 – 7 hereof constitute full and adequate consideration for this Agreement.

9.                             Release.  Nolan, including anyone who has or obtains any legal rights or claims through or from Nolan, hereby unconditionally releases and discharges the Company, its affiliates and related entities, predecessors, successors, any Company pension, welfare or other employee benefit plan, and all of the foregoing entities’ owners, officers, directors, shareholders, partners, employees, agents, consultants, representatives, attorneys, trustees, administrators, and any entity affiliated with any of the foregoing, from any and all past or present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, and whether based in tort, contract, or other theory of recovery (collectively the “Claims” and individually a “Claim”), including but not limited to any Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA), each as may have been amended, or any state or local discrimination law, and those based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, public policy, common law, good faith and fair dealing, negligence, invasion of privacy, or any other Claim that Nolan now has or that may hereafter arise out of the relationship between the parties to date, including the termination of Nolan’s employment, whether known or unknown, foreseen or unforeseen, at the time of executing this Agreement.  Nolan states and represents that Nolan has not and agrees to not institute any lawsuit against or otherwise sue the Company or any of those named in this paragraph based on any Claim relating in any way to Nolan’s relationship with the Company up to the time of executing this Agreement.  In the event that any such Claim or action has been or is asserted by Nolan or anyone acting directly or indirectly on Nolan’s behalf, Nolan agrees that this release shall act as a total and complete bar to any recovery or relief by Nolan.  The foregoing release shall not apply to and shall not affect the parties’ right to enforce the terms of this Agreement, to seek remedy for breach of this Agreement, or to subsequently assert any Claim arising from acts occurring after the effective date of this release.  Further, the foregoing release shall not alter or affect Nolan’s rights to indemnification and reimbursement of expenses prescribed by Article V of the Company’s By-Laws, as amended and restated on February 16, 2001.

10.                           Return of Property.  Employee represents and agrees that on or before the Effective Date, he will promptly deliver to the Company all Company property in his possession or control (including, but not limited to, memoranda, records, notes, plans, manuals, notebooks, disks, diskettes, tapes and any other materials containing any proprietary information of the Company, intellectual property or trade secrets) irrespective of the location or form of such material.

11.                           Cooperation.  Nolan agrees to be reasonably available for consultation with and assistance to Company representatives with respect to matters and issues within Nolan’s job responsibilities or knowledge during Nolan’s employment by the Company.  Nolan acknowledges and agrees that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates Nolan for this reasonable cooperation.

12.                           Non-Disparagement.  Nolan agrees not to make any negative or disparaging remarks or comments about the Company, its affiliated or related companies, or any of the foregoing entities’ directors, officers, employees, products or services.  The Company shall direct its Chief Executive Officer, President, and Chief Financial Officer to not make any negative or disparaging remarks or comments about Nolan.

13.                           Confidentiality.  Nolan agrees to keep the terms and conditions of this Agreement confidential and not disclose them to any person other than Nolan’s immediate family, taxing authorities, attorneys, or accountants as necessary or as required by law.  Nolan understands and agrees that any disclosure in violation of this confidentiality agreement made by or through Nolan, or those listed in the preceding sentence, constitutes a material breach of this Agreement.  Nolan agrees to not introduce this Agreement in any litigation or proceeding involving the Company, except any action to enforce, or challenge the enforceability of, the terms of this Agreement.

14.                           Non-Disclosure Agreement.  Nolan agrees to hold in confidence and to not directly or indirectly reveal, disclose or transfer (a) at any time any trade secret information belonging to or relating to the Company, and (b) for the next one (1) year any proprietary, privileged or confidential information that is not a trade secret, within or to a person or entity doing business in the States or foreign countries where the Company operates as of the Effective Date.  All such protected information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing and whether in computerized, electronic or other form):  planning and financial information, sales and marketing information, business strategy, personnel information, customer information, information pertaining to organizational structure or plans, the names, background or experience of any employees of the Company and its affiliates and other similar information.  These restrictions do not apply to information (other than information about Company’s employees) that is generally and publicly known in the liquid refreshment beverage industry or that becomes generally and publicly known through means other than the act or omission of Nolan.  If Nolan has any doubt as to whether certain information is subject to the protections of this paragraph, he should discuss the matter with Kenneth E. Keiser, or his replacement if Mr. Keiser is no longer an employee of the Company.  In the event that Nolan is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any proprietary, privileged, confidential or trade secret information belonging to or relating to the Company, it is agreed that Nolan will provide the Company with advance and prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or waive Nolan’s compliance with the provisions of this Agreement.

15.                           Noncompetition Agreement.  Nolan agrees for a period of one (1) year following the Effective Date, Nolan shall not engage or be interested in a business within the United States that generates more than twenty (20) percent of its annual revenue from any combination of the manufacture, sale or distribution of carbonated soft drinks.  Nolan shall be deemed to be interested in a business if Nolan is engaged or interested in that business as a stockholder, director, officer, employee, salesman, sales representative, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to the ownership of 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over-the-counter market.

16.                           Anti-raiding Agreement.  Nolan agrees for a period of eighteen (18) months following the Effective Date, neither he, nor any individuals directly or through others reporting to him (including any employees in any business units, divisions or entities for which he is responsible), shall cause any entity with which Nolan is employed or its affiliated entities, including Sara Lee Corporation, or any of its affiliated entities, to divert, solicit, hire or employ, or attempt to divert, solicit, hire or employ, any Band 9 or higher employees and all executive employees of the Company during such eighteen (18) month period.

17.                           Breach.  The consideration provided to Nolan identified in Paragraph 4 is subject to termination, reduction, cancellation, or recoupment in the event that Nolan has taken any action or engaged in any conduct violative of the terms of this Agreement.  In addition, Nolan agrees that breach by him of any provision of this Agreement will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Nolan of any provision of this Agreement, the Company shall be entitled to an injunction restraining Nolan from breaching the Agreement, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach.  To the extent that Nolan is in violation of Paragraph 14, 15 or 16 of this Agreement, the applicable period shall be tolled during such period of non-compliance, the intent of which is to provide the Company with the full period of compliance.

18.                           Severability and Blue Penciling.  In case any one or more of the provisions of this Agreement should be determined invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby.  If any particular provision of this Agreement is adjudicated to be invalid or unenforceable, Nolan and the Company specifically authorize the court making such determination to edit the invalid or unenforceable provision to allow this Agreement and its provisions to be valid and enforceable to the fullest extent allowed by law or public policy.

19.                           Merger.  This Agreement, and the employee benefit plans in which Nolan is a participant, set forth the entire understanding between the parties regarding the subject matter hereof and supersede all prior oral and written agreements and communications between the parties regarding the same.

20.                           Assignment.  No assignment of this Agreement shall be made by Nolan, and any such purported assignment shall be null and void.

21.                           Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to conflicts of laws provisions, and the parties agree that that any claims relating to this Agreement must be brought only within the State or Federal Courts sitting in Chicago, Illinois.

22.                           Voluntary and Knowing Action.  Nolan acknowledges that he has read and understands the terms of this Agreement and that Nolan is voluntarily and without duress entering into this Agreement with full knowledge of its implications.  In that this Agreement establishes certain legally enforceable rights and obligations, the Company expressly advises Nolan to consult with an attorney prior to signing this Agreement.

THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed on the date set forth below.

PEPSIAMERICAS, INC.

By:	/s/ Anne D. Sample
Its: Senior Vice President - HR

/s/ James W. Nolan
James W. Nolan